Exhibit 99.1

News Release

For information contact:

Sherry Magee

Senior Vice President Communications

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ACQUIRES TWO SENIOR HOUSING COMMUNITIES

— REIT invests approximately $12.5 million in Washington properties —

(ORLANDO, Fla.) June 17, 2014 — CNL Lifestyle Properties, a real estate investment trust, has acquired La Conner Retirement Inn in La Conner, Washington, and South Pointe Assisted Living in Everett, Washington, for approximately $12.5 million. Both properties will be operated by affiliates of Radiant Senior Living, Inc., under long-term net leases. Radiant Senior Living already operates two existing senior housing communities owned by CNL Lifestyle Properties in Montana and Oregon.

“We are delighted to further expand our senior housing portfolio in the Pacific Northwest with these two well-established communities,” said Stephen H. Mauldin, president and CEO of CNL Lifestyle Properties. “We have terrific confidence in Radiant Senior Living’s care delivery and operating capabilities, which we have experienced first-hand through their management of Pioneer Village and Bozeman Lodge, both of which we acquired in 2013.”

La Conner Retirement Inn is an assisted living and independent living community with 67 units. The 64,930-square-foot facility was originally built in 1998 with an addition in 2004. The 60-unit main building is 58,240 square feet, and the campus includes seven cottages, totaling 6,690 square feet. As of June 10, the community was 83.6 percent occupied.

South Pointe Assisted Living is an assisted living and independent living community with 41 units. The main building is 22,717 square feet and the campus includes five cottages, totaling 7,430 square feet. The first phase of South Pointe was constructed in 1997, with additions in 2001 and 2004. As of June 10, the community was 97.6 percent occupied.

“We look forward to growing our relationship with CNL Lifestyle Properties through the operation of La Conner Retirement Inn and South Pointe Assisted Living,” said James T. Guffee, president and CEO of Radiant Senior Living. “CNL Lifestyle Properties has proven to be a good partner that deeply cares about the companies it works with and the residents we care for.”

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About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 149 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Florida, CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $28 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

Caution Concerning Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended Dec. 31, 2013, and other documents filed from time to time with the U.S. Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; our failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; failure to successfully manage growth or integrate acquired properties and operations; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of our accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; risks associated with our tax structuring; failure to maintain our REIT qualification; and our ability to protect our intellectual property and the value of our brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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